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                                                                     Exhibit 5.1




                       [Baker & Hostetler LLP LETTERHEAD]

                                  May 17, 2001

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

            Re: Registration Statement on Form S-4 with respect to $200,000,000 aggregate principal amount 11 1/2% Senior Notes due 2012 of Stoneridge, Inc.

Ladies and Gentlemen:

            We have acted as counsel for Stoneridge, Inc., an Ohio corporation (the "Issuer"), Stoneridge Electronics, Inc., a Texas corporation ("SEI"), and Stoneridge Control Devices, Inc., a Massachusetts corporation ("SCD"), in connection with (i) the offer to exchange (the "Exchange Offer") up to $200,000,000 aggregate principal amount of the Issuer's 11 1/2% Senior Notes due 2012 (the "Exchange Notes") for its $200,000,000 aggregate principal amount 11 1/2% Senior Notes due 2012 (the "Original Notes") that are presently outstanding and (ii) the preparation of the registration statement on Form S-4 (the "Registration Statement") filed on May 17, 2002 with the Securities and Exchange Commission by the Issuer, SEI and SCD for the purpose of registering the Exchange Notes and certain guarantees under the Securities Act of 1933, as amended (the "Act"). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 1, 2002 (the "Indenture"), among the Issuer, SEI and SCD and Fifth Third Bank, as Trustee. The Exchange Notes will have the benefit of the guarantees of SEI and SCD ("Guarantees") provided for in the Indenture.

            In connection with the foregoing, we have examined such records of the Issuer, SEI and SCD and such other documents as we deem necessary to render this opinion.

            Based on such examination, we are of the opinion that:

            (a) when the Exchange Notes, substantially in the form as set forth in an exhibit to the Indenture filed as Exhibit 4.2 to the Registration Statement, have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Original Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Exchange Notes will be valid and binding obligations of the Issuer and will be entitled to the benefits of the Indenture; and

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            (b) when the Exchange Notes have been duly executed by the Issuer and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Original Notes in accordance with the Exchange Offer in the manner described in the Registration Statement, the Guaranty of each of SEI and SCD will be the valid and binding obligation of each of SEI and SCD, respectively.

            We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to us under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement.

                                             Sincerely,

                                            /s/ Baker & Hostetler LLP